Exhibit 3.1

CERTIFICATE OF AMENDMENT TO THE
SECOND AMENDED AND RESTATED
CERTIFICATE OF INCORPORATION
OF
LANDCADIA HOLDINGS IV, INC.

Landcadia Holdings IV, Inc. (the “Corporation”), a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the “DGCL”), does hereby certify:

1.     The name of the Corporation is Landcadia Holdings IV, Inc.

2.     The Corporation was initially formed as JFG Holding I LLC (the “LLC”), a Delaware limited liability company, on August 13, 2020.

3.     On January 28, 2021, the LLC filed a Certificate of Conversion with the Delaware Secretary of State for purposes of converting the LLC to a corporation.

4.     A certificate of incorporation of the Corporation was simultaneously filed with the Secretary of State of the State of Delaware on January 28, 2021 (the “Original Certificate”).

5.     An amended and restated certificate of incorporation, which amended the Original Certificate, was filed with the Secretary of State of the State of Delaware on February 3, 2021 (the “Amended and Restated Certificate”).

6.     A second amended and restated certificate of incorporation, which amended the Amended and Restated Certificate was filed with the Secretary of State of the State of Delaware on March 25, 2021.

7.     The second amended and restated certificate of incorporation was corrected by a certificate of correction filed with the Secretary of State of the State of Delaware on April 13, 2022.

8.     The second amended and restated certificate, as corrected, was amended on December 27, 2022 (the second amended and restated certificate of incorporation, as corrected and amended, the “Second Amended and Restated Certificate”).

9.     This amendment (this “Amendment”) to the Second Amended and Restated Certificate amends the Second Amended and Restated Certificate.

10.   This Amendment to the Second Amended and Restated Certificate was duly adopted by the affirmative vote of the holders of at least 65% of the outstanding shares of common stock in regards to the amendments to ARTICLE IX of the Second Amended and Restated Certificate and duly adopted by the affirmative vote of both (x) a majority of the holders of outstanding common stock voting together as a single class and (y) a majority of the outstanding Class B common stock voting as a separate class vote in regards to the amendment to Section 4.3(b)(i) at a meeting of stockholders in accordance with the Second Amended and Restated Certificate of Incorporation and the provisions of Section 242 the DGCL.

11.   The text of Section 4.3(b)(i) of the Amended and Restated Certificate is hereby amended and restated to read in full as follows:

“Shares of Class B Common Stock shall be convertible into shares of Class A Common Stock on a one-for-one basis (the “Initial Conversion Ratio”) (A) at any time at the election of holder of such shares of Class B Common Stock and (B) automatically on the closing of the Business Combination.”

12.   The text of Section 9.1(b) of Article IX of the Second Amended and Restated Certificate is hereby amended and restated to read in its entirety as follows:

“(b) Immediately after the Offering, a certain amount of the net offering proceeds received by the Corporation in the Offering (including the proceeds of any exercise of the underwriters’ over-allotment option) and certain other amounts specified in the Corporation’s registration statement on Form S-1, initially filed with the U.S. Securities and Exchange Commission (the “SEC”) on February 12, 2021, as amended (the “Registration Statement”), shall be deposited in a trust account (the “Trust Account”), established for the benefit of the Public Stockholders (as defined below) pursuant to a trust agreement described in the Registration Statement. Except for the withdrawal of interest to pay taxes, none of the funds held in the Trust Account (including the interest earned on the funds held in the Trust Account) will be released from the Trust Account until the earliest to occur of (i) the completion of the initial Business Combination, (ii) the redemption of 100% of the Offering Shares (as defined below) if the Corporation is unable to complete its initial Business Combination within 36 months from the effective date of the Registration Statement and (iii) the redemption of shares in connection with a vote seeking to amend such provisions of this Second Amended and Restated Certificate as described in Section 9.7. Holders of shares of Common Stock included as part of the units sold in the Offering (the “Offering Shares”) (whether such Offering Shares were purchased in the Offering or in the secondary market following the Offering and whether or not such holder is a Sponsor or officer or director of the Corporation, or affiliate of any of the foregoing) are referred to herein as “Public Stockholders.”

13.   The Redemption Limitation shall be removed from the Second Amended and Restated Certificate as follows:

a.     The text of Section 9.2(a) of the Second Amended and Restated Certificate is hereby amended and restated to read in full as follows:

“(a) Prior to the consummation of the initial Business Combination, the Corporation shall provide all holders of Offering Shares with the opportunity to have their Offering Shares redeemed upon the consummation of the initial Business Combination pursuant to, and subject to the limitations of, Sections 9.2(b) and 9.2(c) (such rights of such holders to have their Offering Shares redeemed pursuant to such Sections, the “Redemption Rights”) hereof for cash equal to the applicable redemption price per share determined in accordance with Section 9.2(b) hereof (the “Redemption Price”). Notwithstanding anything to the contrary contained in this Second Amended and Restated Certificate, there shall be no Redemption Rights or liquidating distributions with respect to any warrant issued pursuant to the Offering.”

b.     The text of Section 9.2(e) of the Second Amended and Restated Certificate is hereby amended and restated to read in full as follows:

“(e) If the Corporation offers to redeem the Offering Shares in conjunction with a stockholder vote on an initial Business Combination, the Corporation shall consummate the proposed initial Business Combination only if such initial Business Combination is approved by the affirmative vote of the holders of a majority of the shares of the Common Stock that are voted at a stockholder meeting held to consider such initial Business Combination.”

c.     Section 9.2(f) of the Second Amended and Restated Certificate shall be deleted in its entirety.

14.   The text of Section 9.2(d) of Article IX of the Second Amended and Restated Certificate is hereby amended and restated to read in its entirety as follows:

“(d) In the event that the Corporation has not consummated an initial Business Combination within 36 months from the effective date of the Registration Statement, the Corporation shall (i) cease all operations except for the purpose of winding up, (ii) as promptly as reasonably possible but not more than ten business days thereafter subject to lawfully available funds therefor, redeem 100% of the Offering Shares in consideration of a per-share price, payable in cash, equal to the quotient obtained by dividing (A) the aggregate amount then on deposit in the Trust Account (which interest shall be net of taxes payable and up to $100,000 of interest to pay dissolution expenses), by (B) the total number of then outstanding Offering Shares, which redemption will completely extinguish rights of the Public Stockholders (including the right to receive further liquidating distributions, if any), subject to applicable law, and (iii) as promptly as reasonably possible following such redemption, subject to the approval of the remaining stockholders and the Board in accordance with applicable law, dissolve and liquidate, subject in each case to the Corporation’s obligations under the DGCL to provide for claims of creditors and other requirements of applicable law.”

15.   The text of Section 9.7 of Article IX of the Second Amended and Restated Certificate is hereby amended and restated to read in its entirety as follows:

“Section 9.7 Additional Redemption Rights. If, in accordance with Section 9.1(a), any amendment is made to this Second Amended and Restated Certificate (a) to modify the substance or timing of the Corporation’s obligation to redeem 100% of the Offering Shares if the Corporation has not consummated an initial Business Combination within 36 months from the effective date of the Registration Statement or (b) with respect to any other material provisions of this Second Amended and Restated Certificate relating to stockholders’ rights or pre-initial Business Combination activity, the Public Stockholders shall be provided with the opportunity to redeem their Offering Shares upon the approval of any such amendment, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account, including interest not previously released to the Corporation to pay its taxes, divided by the number of then outstanding Offering Shares.”

IN WITNESS WHEREOF, the Corporation has caused this Amendment to the Second Amended and Restated Certificate to be duly executed in its name and on its behalf by an authorized officer as of this 27th day of September, 2023.

/s/ Steven L. Scheinthal
Steven L. Scheinthal

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